Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of April 6, 2020 (the “Effective Date”) is entered into by and between Robert Fox (“Employee”) and Nuverra Environmental Solutions, Inc. (the “Company”) (each of the Employee and the Company, a “Party,” and collectively, the “Parties”).
WHEREAS, the Company and Employee have previously entered into that certain Employment Agreement dated as June 18, 2018 (the “Existing Agreement”) pursuant to which the Company employs Employee in the capacity of President and Chief Operating Officer of the Company; and

WHEREAS, the Company and Employee mutually desire to amend the terms of the Existing Agreement as set forth in this Amendment;
NOW, THEREFORE, in consideration of the Parties’ mutual desire to continue the employment relationship between Employee and the Company as well as the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment to Section 5.a

Section 5.a of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“a.    Base Salary. A base salary, paid in accordance with the Company’s normal payroll schedule, at a rate of $340,000 per annum (the “Base Salary”); provided, that Employee may restore the Base Salary to $425,000 per annum at any time by providing written notice to the Board of Directors and such Base Salary increase shall be applicable commencing with the next regular pay period following the date such notice is provided. The Board of Directors or its Compensation Committee, as applicable, shall annually, and in its sole discretion, determine whether the Base Salary should be increased above the base amount of $425,000 per annum and, if so, in what amount. Notwithstanding the foregoing, for purposes of Sections 5.b.i, 9.a.ii and 9.b.ii of Agreement, the “Base Salary” as used to determine Employee’s participation level in future incentive compensation plans under Section 5.b.i or severance pay amounts under Section 9.a.ii or 9.b.ii, as applicable, shall be the greater of (i) Employee’s actual annual Base Salary in effect at the time such determination is made or (ii) $425,000.”
2.    Confirmation and Waiver
Employee confirms and agrees that he is entering into this Amendment with the intention of voluntarily reducing his annual base salary from the amount in effect prior to the Effective Date and permitting the Company to effectuate such annual base salary reduction without such reduction constituting a breach or default of the Company’s obligations under the Existing Agreement. Without limiting the foregoing, Employee hereby waives (i) any breach or default, or potential breach or default, by the Company under the Existing Agreement as a result of the base salary reduction contemplated hereby, and (ii) any claim or potential claim of the existence of “Good Reason” under the Existing Agreement as a result of the base salary reduction contemplated by this Amendment.

3.    No Other Amendments
Other than the amendments expressly set forth in Section 1 of this Amendment, and the wavier and consent set forth in Section 2 of this Amendment, no other provisions of the Existing Agreement are amended, modified or waived by this Amendment, and the Parties hereby ratify and confirm the Existing Agreement (as amended hereby) in all respects.
4.    Headings
The headings in this Amendment are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Amendment.
5.    Counterparts
This Amendment may be executed in one (1) or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument, and the Parties shall be entitled to sign and transmit an electronic signature of this Amendment (whether by facsimile, PDF or other email transmission).
6.    Governing Law
This Amendment shall be interpreted in accordance with and governed by the laws of the State of Arizona, without regard for any conflict/choice of law principles.
[Signatures appear on following page]

IN WITNESS WHEREOF, Employee and the Company have executed this Amendment as of the day and year first above written.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Charles K. Thompson
Name:	Charles K. Thompson
Title:	Chairman and Chief Executive Officer

EMPLOYEE:

/s/ Robert Fox
Robert Fox